Exhibit 3.1

Certificate of Designation of

Series H Convertible Preferred Stock of

XWELL, Inc.

Pursuant to Section 151(g) of the

Delaware General Corporation Law

XWELL, Inc. (the “Corporation”) a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation (“Certificate of Incorporation”), the Board on February [*], 2026 has duly adopted the following resolutions creating a series of 35,000 shares of preferred stock designated as “Series H Preferred Stock (collectively, the “Series H Preferred Stock” and each a share of “Series H Preferred Stock”):

RESOLVED, that pursuant to the authority conferred upon the Board by the Certificate of Incorporation and Section 151(g) of the General Corporation Law of the State of Delaware the Corporation hereby designates and creates a series of 35,000 shares of the authorized Preferred Stock of the Corporation, par value $0.01 per share, designated as Series H Convertible Preferred Stock, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Certificate of Incorporation as follows:

Section 1. Definitions. For the purposes hereof, capitalized terms not defined herein shall have the meaning as set forth in the Purchase Agreement and as set forth below:

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share.

“Conversion” shall have the meaning set forth in Section 5.

“Conversion Date” shall have the meaning set forth in Section 5(a).

“Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of the Series H Preferred Stock in accordance with the terms hereof.

“Governmental Entity” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, instrumentality, department, commission, board, bureau, central bank, authority, court or other tribunal, in each case whether executive, legislative, judicial, regulatory or administrative, having jurisdiction over the Purchaser or the Corporation, any of the Corporation’s Subsidiaries or their respective property.

“Holder” means a holder of the Series H Preferred Stock.

“Notice of Conversion” shall have the meaning set forth in Section 5(a).

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Original Issue Date” means the date of the first issuance of any shares of the Series H Preferred Stock under the terms of the Purchase Agreement.

“Purchase Agreement” means the Securities Purchase Agreement, dated February 24, 2026, between the Corporation and the investors signatory thereto, as may be amended, modified or supplemented from time to time in accordance with its terms.

“Series H Preferred Stock” means the Corporation’s Series H Convertible Preferred Stock, par value $0.01 per share.

“Stated Value” means the stated value of the Series H Convertible Preferred Stock, which shall be $1,000 per share, subject to adjustment for stock splits, dividends, combinations and related transactions as set forth herein.

Section 2. Designation and Amount. Thirty Five Thousand (35,000) shares of Preferred Stock of the Corporation are hereby designated as “Series H Convertible Preferred Stock.”

Section 3. Dividends. So long as any shares of Series H Preferred Stock are outstanding, the Corporation shall not, directly or indirectly, redeem, or declare or pay any cash dividend or distribution on, any securities of the Corporation without the prior express written consent of the Required Holders (defined below). In the event that dividends are consented to by the Required Holders, then the Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series H Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series H Preferred Stock.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed first, to the holders of the Series H Preferred Stock in proportion to the shares of Series H Preferred Stock owned by them, in an amount equal to the Stated Value multiplied by the number of shares of Series H Preferred Stock owned by each holder thereof, and thereafter, any remainder shall then be distributed to the holders of other Preferred Stock and Common Stock in proportion of the number of such shares then held by them.

Section 5. Conversion. Holders of Series H Preferred Stock shall have the following rights with respect to the conversion (“Conversion”) of the Series H Preferred Stock into shares of Common Stock:

(a) Conversions at Option of Holder. Subject to and in compliance with the provisions of this Section 5, upon the Original Issue Date, each share of Series H Preferred Stock may, at the option of the Holder, be immediately converted into validly issued, fully paid and non-assessable shares of Common Stock, as set forth herein, upon notice (a “Notice of Conversion”) to the Corporation in the form annexed hereto as Exhibit A. The Holders shall effect conversions by providing the Corporation with a Notice of Conversion that shall specify the Conversion Price, the number of shares of Series H Preferred Stock to be converted, the number of shares of Series H Preferred Stock owned prior to the conversion at issue, the number of shares of Series H Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions, as the case may be, of shares of Series H Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series H Preferred Stock to the Corporation unless all of the shares of Series H Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such shares of Series H Preferred Stock promptly following the Conversion Date at issue. The Corporation shall issue certificates representing the Conversion Shares promptly, but in no event more than five (5) business days following surrender by a Holder of the certificate(s) representing the converted shares of Series H Preferred Stock to the Corporation (such date that the Corporation is required to deliver such certificate(s), the “Delivery Date”).

(b) Conversion Price; Conversion Shares. The “Conversion Price” of the Series H Preferred Stock shall initially be $0.47. The number of shares of Common Stock issuable upon conversion of each share of Series H Preferred Stock shall be determined by dividing the Stated Value by the Conversion Price.

(c) Limitations of Conversion. The Corporation shall not effect the conversion of any of the Series H Preferred Stock held by a Holder, and such Holder shall not have the right to convert any of the Series H Preferred Stock held by such Holder pursuant to the terms and conditions of this Certificate of Designation and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder (together with such Holder's Affiliates) would beneficially own in excess of 4.99% (the "Maximum Percentage") of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.99% by such Holder by written notice from such Holder to the Corporation, which notice shall be effective 61 calendar days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock held by such Holder plus the number of shares of Common Stock issuable upon conversion of the Series H Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series H Preferred Stock beneficially owned by such Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any Convertible Securities and Options) beneficially owned by such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(c). For purposes of this Section 5(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series H Preferred Stock without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the "Reported Outstanding Share Number"). Notwithstanding the preceding, the Holder may rely on the Transfer Agent's records if the Reported Outstanding Share Number is different than what the Corporation reports. If the Corporation receives a Notice of Conversion from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Conversion would otherwise cause such Holder's beneficial ownership, as determined pursuant to this Section 5(c), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Notice of Conversion. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series H Preferred Stock, by such Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Series H Preferred Stock results in such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder's beneficial ownership exceeds the Maximum Percentage (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designation in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-l(a)(l) of the 1934 Act. No prior inability to convert such Series H Preferred Stock pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(c) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(c) or to make changes or supplements necessary or desirable to properly give effect to such limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this Section 5(c) and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. The limitations contained in this Section 5(c) shall apply to a successor holder of Series H Preferred Stock.

(d) Stock Splits. If the Corporation, at any time after the Original Issue Date and while at least one share of Series H Preferred Stock is outstanding: (i) subdivides outstanding shares of Common Stock into a larger number of shares, (ii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iii) issues by reclassification of shares of Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which (x) the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and (y) the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the effective date of the applicable event described in subsections (i) through (iii) above.

(e) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 5(d) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired as if the Holder had held the number of shares of Common Stock convertible from Series H Preferred Stock held by such Holder (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Maximum Percentage).

(f) [Reserved].

(g) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(h) Issuance of Conversion Shares. The Corporation covenants and agrees that any Conversion Shares issued upon the conversion of the Series H Preferred Stock will, upon issuance, be validly issued and outstanding, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issuance thereof.

(i) Payment of Taxes. The Corporation and its paying agent shall be entitled to withhold taxes on all payments on the Series H Preferred Stock and Conversion Shares to the extent required by law. Prior to the date of any such payment, each Holder shall deliver to the Corporation or its paying agent a duly executed, valid, accurate and properly completed Internal Revenue Service Form W-9 or Internal Revenue Service Form W-8, as applicable. The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (A) the issue of the Series H Preferred Stock and (B) the issue of Conversion Shares; provided, however, in the case of any conversion of Series H Preferred Stock, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares in a name other than that of the Holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

(j) Buy-In. If the Corporation fails, prior to the applicable Delivery Date, to, at its option, (i) deliver to such Holder the applicable certificate or certificates or (ii) cause its transfer agent to credit the account of such Holder or such Holder’s broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, and if after such Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm is required to purchase, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder the amount by which (x) such Holder’s total purchase price (including any brokerage commissions) for the shares of Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue (or, if less, the number of shares actually delivered in satisfaction of such sale) multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Series H Preferred Stock equal to the number of shares of Series H Preferred Stock submitted for conversion or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series H Preferred Stock with respect to which the actual sale price (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series H Preferred Stock as required pursuant to the terms hereof.

(k) Partial Liquidated Damages. If the Corporation fails to deliver to a Holder shares of Common Stock by the Delivery Date, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Series H Preferred Stock being converted, $50 per business day (increasing to $100 per business day on the third business day and increasing to $200 per business day on the sixth business day after such damages begin to accrue) for each business day after the Delivery Date until such shares are delivered or Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver the shares or pay the cash within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

Section 6. Reacquired Shares. Any shares of Series H Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 7. Corporate Events; Fundamental Transaction. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction (as defined herein) pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Corporation shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Series H Preferred Stock held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Series H Preferred Stock contained in this Certificate of Designation) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Series H Preferred Stock held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Price. The provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Series H Preferred Stock contained in this Certificate of Designation. “Fundamental Transaction” means (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the Corporation’s shares of Common Stock or more than 50% of the total voting power of the Corporation, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the voting power of the Corporation or any compulsory share exchange pursuant to which the shares of voting stock are effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person or group of persons whereby such other person or group acquires more than 50% of the Corporation’s Common Stock or more than 50% of the total voting power of the Corporation.

Section 8. Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation, and will at all times in good faith carry out all the provisions of this Certificate of Designation and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designation, the Corporation (a) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Series H Preferred Stock above the Conversion Price then in effect, (b) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of the Series H Preferred Stock and (c) shall, so long as any shares of Series H Preferred Stock are outstanding, and upon the filing of an amendment to the Corporation's Certificate of Incorporation to increase the number of shares of the Corporation's Common Stock that the Corporation is authorized to issue with the Secretary of State of the State of Delaware, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series H Preferred Stock, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Series H Preferred Stock then outstanding (without regard to any limitations on conversion contained herein).

Section 9. Authorized Share Failure. If, while any of the Series H Preferred Stock remain outstanding the Corporation does not have (an "Authorized Share Failure") a sufficient number of authorized and unreserved shares of Common Stock equal to the maximum number of shares of Common Stock issuable pursuant to this Certificate of Designation (the “Required Reserve Amount”) then the Corporation shall immediately take all action necessary to increase the Corporation's authorized shares of Common Stock to an amount sufficient to allow the Corporation to reserve the Required Reserve Amount for the Series H Preferred Stock then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) calendar days after the occurrence of such Authorized Share Failure, the Corporation shall use its best efforts to hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Corporation shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal. In lieu of a meeting of stockholders, the Corporation may effect such action by written consent in accordance with Section 14(c) of the 1934 Act. In the event that the Corporation is prohibited from issuing shares of Common Stock to a Holder upon any conversion due to the failure by the Corporation to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the "Authorized Failure Shares"), in lieu of delivering such Authorized Failure Shares to such Holder, the Corporation shall pay cash in exchange for the redemption of such portion of the Conversion Amount convertible into such Authorized Failure Shares at a price equal to one hundred twenty percent (120%) of the sum of (i) the product of (x) such number of Authorized Failure Shares and (y) the average of the closing sale price of the Common Stock based upon the five Trading Days during the period commencing on the date such Holder delivers the applicable Notice of Conversion with respect to such Authorized Failure Shares to the Corporation and ending on the date of such issuance under this Section 9. Nothing contained in this Section shall limit any obligations of the Corporation under any provision of the Transaction Documents.

Section 10. Voting Rights. Holders of the shares of Series H Preferred Stock shall have no voting rights, except as required by law (including without limitation, the DGCL) and as expressly provided in this Certificate of Designation.

Section 11. Vote to Change the Terms of or Issue Series H Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law, without first obtaining the affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, the Required Holders, voting together as a single class, the Corporation shall not, directly or indirectly: (a) amend or repeal any provision of, or add any provision to, its charter documents, including, without limitation, its Certificate of Incorporation or bylaws, this Certificate of Designation, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, in each case, only if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series H Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of Series H Preferred Stock; (c) without limiting any provision hereof, create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over the Series H Preferred Stock with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Corporation; (d) pay dividends or make any other distribution on any shares of any capital stock of the Corporation junior in rank to the Series H Preferred Stock; (e) issue any shares of Series H Preferred Stock other than as provided in Section 2; or (f) whether or not prohibited by the terms of the Series H Preferred Stock, circumvent a right of the Series H Preferred Stock.

Section 12. Reissuance of Preferred Certificates

(a)                Transfer. If any shares of Series H Preferred Stock are to be transferred, the applicable Holder shall surrender the applicable Series H Preferred Stock Certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series H Preferred Stock Certificate (in accordance with Section l2(d)), registered as such Holder may request, representing the outstanding number of shares of Series H Preferred Stock being transferred by such Holder and, if less than the entire outstanding number of shares of Series H Preferred Stock is being transferred, a new Series H Preferred Stock Certificate (in accordance with Section 12(d)) to such Holder representing the outstanding number of shares of Series H Preferred Stock not being transferred. Such Holder and any assignee, by acceptance of the Series H Preferred Stock Certificate, acknowledge and agree that, by reason of the provisions of Section 5(a) following conversion of any of the shares of Series H Preferred Stock, the outstanding number of shares of Series H Preferred Stock represented by the Series H Preferred Stock Certificate may be less than the number of shares of Series H Preferred Stock stated on the face of the Series H Preferred Stock Certificate.

(b)                Lost, Stolen or Mutilated Series H Certificate. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of a Series H Preferred Stock Certificate (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form without the requirement to post a bond or other security and, in the case of mutilation, upon surrender and cancellation of such Series H Preferred Stock Certificate, the Corporation shall execute and deliver to such Holder a new Series H Preferred Stock Certificate (in accordance with Section 12(d)) representing the applicable outstanding number of shares of Series H Preferred Stock.

(c)                Series H Certificate Exchangeable for Different Denominations. Each Series H Preferred Stock Certificate is exchangeable, upon the surrender hereof by the applicable Holder at the principal office of the Corporation, for a new Series H Preferred Stock Certificate or Series H Preferred Stock Certificate(s) (in accordance with Section 12(d)) representing in the aggregate the outstanding number of the shares of Series H Preferred Stock in the original Series H Preferred Stock Certificate, and each such new certificate will represent such portion of such outstanding number of shares of Series H Preferred Stock from the original Series H Preferred Stock Certificate as is designated by such Holder at the time of such surrender.

(d)                Issuance of New Series H Certificate. Whenever the Corporation is required to issue a new Series H Preferred Stock Certificate pursuant to the terms of this Certificate of Designation, such new Series H Preferred Stock Certificate (i) shall represent, as indicated on the face of such Series H Preferred Stock Certificate, the number of shares of Series H Preferred Stock remaining outstanding (or in the case of a new Series H Preferred Stock Certificate being issued pursuant to Section 12(a) or Section 12(c), the number of shares of Series H Preferred Stock designated by such Holder which, when added to the number of shares of Series H Preferred Stock represented by the other new Series H Preferred Stock Certificates issued in connection with such issuance, does not exceed the number of shares of Series H Preferred Stock remaining outstanding under the original Series H Preferred Stock Certificate immediately prior to such issuance of new Series H Preferred Stock Certificate(s), and (ii) shall have an issuance date, as indicated on the face of such new Series H Preferred Stock Certificate, which is the same as the issuance date of the original Series H Preferred Stock Certificate.

(e)                Book Entry. If the Corporation's Transfer Agent issues the Series H Preferred Stock in book entry format, all provisions of this Certificate of Designation as to delivery of Series H Preferred Stock certificates shall be disregarded, and the Transfer Agent shall make entries in the stock transfer records in connection with conversions and transfers, as appropriate.

Section 13. Registration; Book-Entry. The Corporation shall maintain a register (the "Register") for the recordation of the names and addresses of the Holders of each share of Series H Preferred Stock and the Stated Value of the Series H Preferred Stock (the "Registered Series H"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Corporation and each Holder of the Series H Preferred Stock shall treat each Person whose name is recorded in the Register as the owner of a share of Series H Preferred Stock for all purposes (including the right to receive payments and dividends hereunder) notwithstanding notice to the contrary. A registered share of Series H Preferred Stock may be assigned, transferred or sold only by registration of such assignment or sale on the Register. Upon its receipt of a written request to assign, transfer or sell one or more Registered Series H by such Holder thereof, the Corporation shall record the information contained therein in the Register and issue one or more new shares of Series H Preferred Stock in the same aggregate Stated Value as the Stated Value of the surrendered Series H Preferred Stock to the designated assignee or transferee pursuant to Section 12, provided that if the Corporation does not so record an assignment, transfer or sale (as the case may be) of such shares of Series H Preferred Stock within two Trading Days of such a request, then the Register shall be automatically deemed updated to reflect such assignment, transfer or sale (as the case may be). Notwithstanding anything to the contrary set forth in this Section, following conversion of any shares of Series H Preferred Stock in accordance with the terms hereof, the applicable Holder shall not be required to physically surrender such Series H Preferred Stock Certificate to the Corporation unless (A) the full or remaining number of shares of Series H Preferred Stock shares represented by the applicable Series H Preferred Stock Certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation as contemplated by this Section 13) or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Notice of Conversion) requesting reissuance of Series H Preferred Stock upon physical surrender of the applicable Series H Preferred Stock Certificate. Each Holder and the Corporation shall maintain records showing the Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case maybe) or shall use such other method, reasonably satisfactory to such Holder and the Corporation, so as not to require physical surrender of a Series H Preferred Stock Certificate upon conversion. If the Corporation does not update the Register to record such Stated Value and dividends converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two Trading Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence. In the event of any dispute or discrepancy, such records of such Holder establishing the number of shares of Series H Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series H Preferred Stock, the number of shares of Series H Preferred Stock represented by such certificate may be less than the number of shares of Series H Preferred Stock stated on the face thereof. Each Series H Preferred Stock Certificate shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES H CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE. THE NUMBER OF SHARES OF SERIES H CONVERTIBLE PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES H CONVERTIBLE PREFERRED STOCK STATED ON THE FACE HEREOF

Section 14. Transfer of Series H Preferred Stock. A Holder may transfer some or all of its Series H Preferred Stock without the consent of the Corporation subject to compliance with securities laws.

IN WITNESS WHEREOF, the Corporation has caused this Designation to be duly executed by its Chief Executive Officer and to be effective February [*], 2026.

XWELL, Inc., a Delaware corporation

By:
Ezra T. Ernst
Chief Executive Officer

EXHIBIT A

XWELL, INC.

NOTICE OF CONVERSION

Reference is made to the Certificate of Designation, Preferences and Rights of the Series H Convertible Preferred Stock of XWELL, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series H Convertible Preferred Stock, $0.01 par value per share (the “Series H”), of XWELL, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of common stock, $0.01 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:
Aggregate number of Series H to be converted
Aggregate Stated Value of such Series H to be converted:
Aggregate accrued and unpaid dividends and accrued with respect to such Series H and such aggregate dividends to be converted:
AGGREGATE CONVERSION AMOUNT TO BE CONVERTED:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the applicable Series H are being converted to Holder, or for its benefit, as follows:

Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:

Date:______________________,

Name of Registered Holder

By:
Name:
Title:

Tax ID:
Facsimile:
E-mail Address: